Exhibit 99.1

Duluth Holdings Inc. Announces Inducement Grant Under

NASDAQ Listing Rule 5635(c)(4)

MOUNT HOREB, WI – May 5, 2025 – Duluth Holdings Inc. (dba, Duluth Trading Company) (“Duluth Trading” or the “Company”) (NASDAQ: DLTH), a lifestyle brand of men’s and women’s workwear, casual wear, outdoor apparel, and accessories, today announced that it made an inducement grant to Ms. Stephanie L. Pugliese in connection with her employment as the Company’s new President and Chief Executive Officer, effective May 5, 2025, the material terms of which were previously disclosed.

The Company granted a total of 1,759,532 shares of Class B common stock to Ms. Pugliese pursuant to the terms of the Inducement Stock Award Agreement and the Inducement Restricted Stock Award Agreement, entered between the Company and Ms. Pugliese on May 5, 2025, each as a material inducement to Ms. Pugliese’s hiring.

Pursuant to the Inducement Stock Award Agreement, 586,511 shares were granted to Ms. Pugliese on May 5, 2025. If Ms. Pugliese terminates her employment without good reason or is terminated by the Company for cause prior to May 5, 2026, she will be required to reimburse the Company for a pro rata portion of the 586,511 shares granted to Ms. Pugliese under such agreement. In connection with the 1,173,021 shares of restricted stock granted to Ms. Pugliese pursuant to the Inducement Restricted Stock Award Agreement, (i) 33% percent of such shares will vest on May 5, 2026, (ii) 33% percent of such shares will vest on May 5, 2027, and (iii) the remaining 34% of the shares will vest May 5, 2028. If Ms. Pugliese’s employment with the Company is terminated (i) due to her death, (ii) due to her disability, (iii) without cause, or (iv) by Ms. Pugliese for good reason, then all unvested stock will vest immediately. If her employment with the Company is terminated for any other reason, all unvested stock will be forfeited and revert to the Company.

The stock awards were granted outside the terms of the Company’s 2024 Equity Incentive Plan and were approved by the Company’s Board of Directors, Compensation Committee, and the Subcommittee of the Compensation Committee of the Board of Directors, consisting of the independent directors of the Compensation Committee, in reliance on the employment inducement exemption under NASDAQ Listing Rule 5635(c)(4), which requires public announcement of inducement awards. Pursuant to the requirements of that rule, the Company is issuing this press release.

About Duluth Trading

Duluth Trading is a lifestyle brand for the Modern, Self-Reliant American. Based in Mount Horeb, Wisconsin, we offer high quality, solution-based casual wear, workwear and accessories for men and women who lead a hands-on lifestyle and who value a job well-done. We provide our customers an engaging and entertaining experience. Our marketing incorporates humor and storytelling that conveys the uniqueness of our products in a distinctive, fun way, and are available through our content-rich website, catalogs, and “store like no other” retail locations.

We are committed to outstanding customer service backed by our “No Bull Guarantee” - if it’s not right, we’ll fix it. Visit our website at http://www.duluthtrading.com.

Investor Contacts:

Tom Filandro

ICR, Inc.

(646) 277-1200

DuluthIR@icrinc.com

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